Exhibit 3.11

ANNUAL INFORMATION FORM

For the Three Month Period Ended December 31, 2005

March 31, 2006

FORWARD LOOKING INFORMATION

Certain statements in this Annual Information Form constitute “forward-looking statements” within the meaning of the United States Private Securities Litigation Reform Act of 1995, Section 21E of the United States Securities Exchange Act of 1934, as amended, and Section 27A of the United States Securities Act of 1933, as amended. Additionally, forward-looking statements may be made orally or in press releases, conferences, reports, on Shellbridge’s website or otherwise, in the future, by it on its behalf. Such statements are generally identifiable by the terminology used such as “plans”, “expects, “estimates”, “budgets”, “intends”, anticipates”, “believes”, “projects”, “indicates”, “targets”, “objective”, “could”, “may” or other similar words.

The forward-looking statements are subject to known and unknown risks and uncertainties and other factors that may cause actual results, levels of activity and achievements to differ materially from those expressed or implied by such statements. Such factors include, among others: market prices for natural gas, natural gas liquids and oil products; the ability to produce and transport natural gas, natural gas liquids and oil; the results of exploration and development drilling and related activities; economic conditions in the countries and provinces in which Shellbridge carries on business, especially economic slowdown; actions by governmental authorities including increases in taxes, changes in environmental and other regulations, and renegotiations of contracts; political uncertainty, including actions by insurgent groups or other conflicts; the negotiation and closing of material contracts; and other risk factors referred to in this Annual Information Form as filed on www.sedar.com in Canada; and in other documents that it may file with Canadian securities regulatory authorities and the United States Securities and Exchange Commission. The impact of any one factor on a particular forward-looking statement is not determinable with certainty as such factors are interdependent upon other factors; its course of action would depend upon its assessment of the future considering all information then available. In that regard, any statements as to future natural gas, natural gas liquids or oil production levels; capital expenditures; the allocation of capital expenditures to exploration and development activities; sources of funding for its capital program; drilling of new wells; demand for natural gas, natural gas liquids and oil products; expenditures and allowances relating to environmental matters; dates by which certain areas will be developed or will come on-stream; expected finding and development costs; future production rates; estimated reserves and their ultimate recoverability; dates by which transactions are expected to close; cash flows; uses of cash flows; collectibility of receivables; availability of trade credit; expected operating costs; expenditures and allowances relating to environmental matters; debt levels; and changes in any of the foregoing are forward-looking statements, and there can be no assurance that the expectations conveyed by such forward-looking statements will, in fact, be realized.

Although Shellbridge believes that the expectations conveyed by the forward-looking statements are reasonable based on information available to it on the date such forward-looking statements were made, no assurances can be given as to future results, levels of activity, achievements or financial condition.

Readers should not place undue reliance on any forward-looking statement and should recognize that the statements are predictions of future results, which may not occur as anticipated. Actual results could differ materially from those anticipated in the forward-looking statements and from historical results, due to the risks and uncertainties described above, as well as others not now anticipated. The foregoing statements are not exclusive and further information concerning us, including factors that potentially could materially affect its financial results, may emerge from time to time. Shellbridge does not intend to update forward-looking statements to reflect actual results or changes in factors or assumptions affecting such forward-looking statements.

CORPORATE STRUCTURE

Name and Incorporation

Shellbridge is a corporation incorporated pursuant to the provisions of the Business Corporations Act (Alberta) (the “ABCA”) on July 7, 2005.

On September 30, 2005, pursuant to a Plan of Arrangement between Dynamic Oil & Gas, Inc., Sequoia Oil & Gas Trust and Shellbridge Oil & Gas, Inc. (“Shellbridge” or the “Company”) (the “Plan of Arrangement”), Shellbridge acquired certain oil and natural gas properties, undeveloped lands and related assets previously owned by Dynamic in British Columbia and Saskatchewan.

Shellbridge’s head office is located at Suite 230, 10991 Shellbridge Way, Richmond, B.C., V6X 3C6, and its registered office is located at McCarthy, Tetrault LLP, Suite 3300, 421 - 7th Avenue,S.W., Calgary, AB T2P 4K9.

Shellbridge does not have any subsidiaries.

GENERAL DEVELOPMENT OF THE BUSINESS

Shellbridge was incorporated pursuant to the provisions of the ABCA on July 7, 2005 in anticipation of a Plan of Arrangement and did not carry on active business prior to the completion of the Plan of Arrangement.

On September 30, 2005, pursuant to a Plan of Arrangement, the former shareholders of Dynamic Oil & Gas, Inc. became shareholders of Shellbridge and each such shareholder received one voting common share in the capital of Shellbridge for every one common share of Dynamic Oil & Gas, Inc. held.

Upon completion of the Plan of Arrangement on September 30, 2005, Shellbridge acquired certain oil and natural gas production from transferred properties of approximately 900 barrels of oil equivalent (“boe”) per day, 182,164 gross acres (89,889 net) of undeveloped land, all as further described below. See “Description of the Business”.

Following the completion of the Plan of Arrangement, Shellbridge completed a non-brokered private placement of 3,333,333 common shares, of which 1,666,666 are flow-through shares and 1,666,667 are non-flow-through shares, all at a price of $1.20 per share, for gross proceedsof $4,000,000. The proceeds of this private placement were used for the initiation of Shellbridge’s exploration and development program and general working capital purposes. See “Description of Share Capital”.

DESCRIPTION OF THE BUSINESS

Business Strategy of the Company

The business plan of Shellbridge is to create sustainable and profitable per-share growth in the crude oil and natural gas industry in western Canada.

Shellbridge intends to pursue the internal generation of exploration plays that have multi-zone potential. Shellbridge intends to maintain a balance between exploration, exploitation and development drilling for crude oil and natural gas reserves, although management of

Shellbridge will also consider asset and corporate acquisition opportunities that meet Shellbridge’s business parameters. To achieve sustainable and profitable growth, management of Shellbridge believes in controlling the timing and costs of its projects wherever possible. Accordingly, Shellbridge may seek to become the operator of its properties to the greatest extent possible. Further, to minimize competition within its geographic areas of interest in Saskatchewan, Alberta and British Columbia, Shellbridge will strive to maximize its working interest ownership in its properties where reasonably possible. While Shellbridge believes that it has the skills and resources necessary to achieve its objectives, participation in the exploration for and development of crude oil and natural gas has a number of inherent risks. See “Risk Factors”.

Management of Shellbridge has industry experience in Shellbridge’s initial geographic areas of interest and has the capability to expand the scope of Shellbridge’s activities as opportunities arise.

In reviewing potential drilling or acquisition opportunities, Shellbridge will give consideration to the following criteria:

(a)      Risk capital to secure or evaluate the opportunity;

(b)      The potential return on the project, if successful;

(c)      The likelihood of success; and

(d)      Risked return versus cost of capital.

In general, Shellbridge will pursue a portfolio approach in developing its opportunities with a balance of risk profiles and commodity exposures in an attempt to generate sustainable high levels of growth.

The Board of Directors of Shellbridge may, in its discretion, approve asset or corporate acquisitions or investments that do not conform to these guidelines based upon the Board of Directors’ consideration of the qualitative aspects of the subject properties including risk profile, technical upside, reserve life and asset quality.

EMPLOYEES

The Company currently has a total of 15 employees.

PROPERTY OVERVIEW

The following is a description of the crude oil and natural gas properties, plants and facilities in which Shellbridge had an interest as at December 31, 2005.

Shellbridge acquired Cypress/Chowade, Orion and the Fraser Valley properties in British Columbia and all of its Saskatchewan properties under a Plan of Arrangement signed on September 30, 2005. Shellbridge began operations on October 1, 2005 with total land holdings of 98,795 net acres (as to Shellbridge’s working interests,195,394 gross).

Shellbridge owns various interests in certain properties located in the western provinces of Canada. They are as follows:

Property Ownership by Province

Saskatchewan	British Columbia	Alberta
Mantario East	Cypress/Chowade	Pica
Elmore	Orion
Rapdan	Fraser Valley
Flaxcombe	Rigel
Sandgren

Shellbridge’s total land holdings increased during the three month period ended December 31, 2005 by a net amount of 902 net acres (5,323 gross), or 1%. The net increase is primarily due to newly-acquired interests in two properties at Pica, Alberta and Rigel, British Columbia, less expired acres during the period. The interests in both new properties were acquired under two separate farm-in agreements that required the Company to participate in three earning wells.

The following table shows Shellbridge’s gross and net land holdings as at December 31, 2005.

Land Holdings – Gross and Net (as to Shellbridge’s working interest)

	Developed		Undeveloped		Total		Weighted
Area	Gross	Net	Gross	Net	Gross	Net	Avg WI %
Alberta
Pica	640	80	1,920	240	2,560	320	13%
British Columbia
Cypress/Chowade	10,978	4,642	44,255	16,327	55,233	20,969	38%
Orion	4,005	3,337	61,941	43,130	65,946	46,467	70%
Rigel	480	192	3,350	1,340	3,830	1,532	40%
Fraser Valley	—	—	54,502	18,278	54,502	18,278	34%
	15,463	8,171	164,048	79,075	179,511	87,246	49%
Saskatchewan
Mantario East	2,088	1,511	10,407	7,475	12,495	8,986	72%
Flaxcombe	0	0	3,887	2,103	3,887	2,103	54%
Sandgren	40	24	1,902	996	1,942	1,020	53%
Rapdan	160	14	—	—	160	14	9%
Elmore	162	8	—	—	162	8	5%
	2,450	1,557	16,196	10,574	18,646	12,131	65%
	18,553	9,808	182,164	89,889	200,717	99,697	50%

Drilling

Shellbridge drilled or participated in drilling five (2.6 net) wells during the three month period ended December 31, 2005. Of the five wells, one (0.5 net) was a successful natural gas well, one (0.8 net) a successful horizontal oil well and one (0.8 net) unsuccessful exploration well at Mantario East. Shellbridge also participated in one (0.1 net) cased potential natural gas well at Pica and one (0.5 net) successful natural gas well at Rigel. Shellbridge’s overall drilling success during the three month period was 77%.

Properties

Cypress/Chowade, British Columbia

Cypress/Chowade is located in the foothills of northern British Columbia approximately 100 kilometers northwest of Fort St. John.

Geological Description - The area is prospective for multiple, natural gas-bearing Triassic Aged and deep Mississippian Aged carbonate reservoirs contained within classic foothill anticlines that trend northwest/southeast through the area.

Land Holdings – Shellbridge has crown petroleum and natural gas leases over 20,969 net acres (55,233 gross) for a weighted average working interest of 38%. Of its total net acreage, approximately 77% is undeveloped.

Seismic – Shellbridge’s seismic database contains a total of 440 kilometers of licensed, trade 2D seismic data, as well as a 100% working interest in 15 kilometers of 2D proprietary seismicdata.

Wells and Facilities – Shellbridge has four (1.8 net) producing natural gas wells, 33% of a central compression facility and 40% of an 8”, 19-kilometer pipeline that crosses beneath the Halfway River and connects Cypress to the Sikanni Gas Plant.

Activities During the Three Month Period Ended December 31, 2005 - During the period, Shellbridge averaged 1.0 mmcf/d from four producing natural gas wells or approximately 17% of its total production. Production operations were maintained during the period without significant capital expenditures.

Fiscal 2006 Outlook - Shellbridge plans to optimize current production levels by installing a new, sour, natural gas separator and re-configuring its existing dehydrator to minimize back pressure.

Orion, British Columbia

Orion is strategically located between the Sierra and Helmet natural gas fields approximately 56 kilometers west of the Alberta border and 112 kilometers south of the Northwest Territories border. The property is dissected by the Sierra Yoyo Desan Road, which provides year-round access for drilling operations.

A large independent Canadian oil and gas company has referred to the regional Devonian Aged Jean Marie carbonate reservoir in this area as “The Greater Sierra Gas Play” and has described the area as the largest gas play discovered in western Canada. Orion is a part of this area and has the potential to contribute to long-term growth.

Geological Description - The area is prospective for natural gas exploration and development in Cretaceous Aged Bluesky sandstone reservoirs and Mississippian and Devonian Aged Debolt, Jean Marie and Slave Point formation carbonate reservoirs.

Land Holdings - Shellbridge holds under lease 46,467 net acres (65,946 gross) for a weighted average working interest of 70%. Approximately 93% of its net holdings are undeveloped.

Wells and Facilities - Shellbridge owns a 15% gross overriding royalty interest (convertible to a 50% working interest after payout of its initial capital expenditures) in one cased and standing potential Jean Marie natural gas well and a 100% working interest in one standing potential

Bluesky natural gas well. Both wells are cased and standing awaiting further evaluation and area development.

Two major pipeline systems terminate at the edges of the property. To the southwest, the Duke Energy Pipeline System connects to Fort Nelson for delivery to Washington State and to the northeast, the Duke Energy Field Services Pipeline System connects to Tooga Compressor Station for delivery to Alberta.

Activities During the Three Month Period Ended December 31, 2005 - Shellbridge signed a farm-out agreement with an industry third party requiring it to drill one exploration test well on the property.

Fiscal 2006 Outlook - Subject to rig availability, the third party has committed, at its cost, to drill the exploration test well in the first quarter of 2006, targeting natural gas in the Bluesky formation. Shellbridge will retain a 15% gross overriding royalty in the well, converting to a 50% working interest upon payout of the third party’s initial capital expenditures.

Rigel, British Columbia

Rigel is located in the plains region of northern British Columbia approximately 65 kilometres north of Fort. St. John and 40 kilometres west of the British Columbia/Alberta border.

Geological Description - The area has multi-zone potential for both oil and natural gas reservoirs. The main targets in the region include the Cretaceous-Dunlevy formation and the Triassic, Baldonnel, Charlie Lake, Halfway and Doig formations.

Land Holdings - Shellbridge holds crown petroleum and natural gas leases covering 1,532 net acres (3,830 gross) for a weighted average working interest of 40%. Approximately 87% of its net holdings are undeveloped.

Wells and Facilities - Shellbridge owns one standing natural gas well (0.4 net).

Activities During the Three Month Period Ended December 31, 2005 - Shellbridge signed a farm-in agreement to earn a 40% working interest in 3,830 gross acres by drilling two commitment wells. Shellbridge drilled the first commitment well and cased it as a potential natural gas well during the period.

Fiscal 2006 Outlook - In the first quarter of Fiscal 2006, Shellbridge commenced drilling of the second commitment well for a 50% working interest. It also plans to participate in the equipping and tie-in of the first standing natural gas well (0.4 net) in the first quarter.

Fraser Valley, British Columbia

The property is located in the Lower Mainland area of southwest British Columbia near Vancouver.

Land Holdings - Under a joint venture agreement with a large, multi-national energy company, Shellbridge continues to hold a weighted average working interest of 34% in approximately 18,278 net acres (54,502 gross) of undeveloped onshore and offshore petroleum and natural gas rights associated with Permit 802, a validated British Columbia Exploration Permit. Permit 802 is under provincial jurisdiction and includes offshore petroleum and natural gas rights in the Georgia Basin, located in the Strait of Georgia between the Lower Mainland and Vancouver Island.

Activities During the Three Month Period Ended December 31, 2005 – Shellbridge was inactive in the Fraser Valley area during this period.

Fiscal 2006 Outlook - Areas offshore are subject to a restricted-access moratorium for petroleum and natural gas activities, however, discussions have been continuing between the Provincial and Federal Governments in regards to lifting the moratorium. The Provincial Government has indicated its desire to move forward and the Federal Government has been engaged in a public review to identify environmental and social concerns arising from offshore activities along the Pacific West Coast. A recent Federal Election has resulted in a change in government. As a result, the Provincial Government is expressing greater post-election optimism toward a joint Federal/Provincial lifting of the moratorium that may or may not occur in Fiscal 2006.

Shellbridge has identified, through analysis of its proprietary onshore 2D seismic data, a large structural feature approximately 19 square kilometers in size extending offshore. Government owned gravity data supports its interpretations and refers to the feature as the Robert’s Bank Gravity Anomaly. The Geological Survey of Canada has assigned the Georgia Basin a reserve estimate of 6.5 trillion cubic feet of natural gas. A commercial quantity of natural gas is yet to be discovered in the area.

Mantario East and Surrounding Areas, Saskatchewan

Mantario East is located 30 kilometers southwest of the Town of Kindersley, Saskatchewan and 30 kilometers east of the Alberta Border.

Geological Description - The area is prospective for multiple Cretaceous, Mississippian and Devonian Aged sandstone and carbonate reservoirs. Primary targets include natural gasbearing Viking, Upper Mannville and Bakken formations and heavy oil in the Basal Mannville, and Birdbear formations.

Land Holdings - Shellbridge holds under lease 8,986 net acres (12,495 gross) for a weighted average working interest of 72%. Approximately 83% of its net holdings are undeveloped.

Wells and Facilities – Shellbridge has 16 (10.5 net) producing heavy oil wells, two (1.5 net) standing natural gas wells and three (2.3 net) standing heavy oil wells at Mantario East. It also owns a 75% working interest in a heavy oil battery/heater-treater facility with a processingcapacity of up to 3,500 barrels per day.

Activities During the Three Month Period Ended December 31, 2005 - Shellbridge drilled one (0.5 net) successful Viking gas well, one (0.8 net) successful horizontal heavy oil well and one (0.8 net) unsuccessful exploration well. In addition, Shellbridge completed construction of its heater-treater facility at 75% working interest. Shellbridge began operations on October 1, 2005 at an initial production rate from the field of approximately 750 boe/d from nine (6.5 net) producing heavy oil wells. By the end of the period, it had increased production to approximately 1,430 boe/d from 16 producing heavy oil wells (11 net) or 90% of its total exit rate production.

The 13.2º API oil at Mantario East is classified by regulation as Basal Mannville heavy-gravity crude. The nearest analogs to Shellbridge’s heavy-oil discovery is located directly west of it on non-company lands at Marengo, Mantario North, and Mantario East. The Mantario East pools have produced over three million barrels of heavy oil from 36 wells in pool sizes of approximately 800 acres. On Shellbridge lands at Mantario East, the number of pools and their sizes has not yet been determined.

Fiscal 2006 Outlook – Shellbridge has budgeted to drill 11 (8.3 net) development in-fill and field-delineation wells targeting Basal Mannville oil. Of the 11 wells, one horizontal well commenced drilling in late 2005, two other horizontal and three vertical wells are scheduled for drilling in the first quarter. The remaining five vertical development wells are planned for the second and third quarters. It also plans to drill two (1.5 net) heavy oil exploration wells and two (1.5 net) natural gas development wells in the second and third quarters.

Shellbridge’s Fiscal 2006 budget includes the cost of a gas gathering and field compression facility, capable of processing up to 1.5 mmcf/d of natural gas from two (1.5 net) existing non-associated natural gas wells and from recovered solution gas currently being sent to flare at its oil battery. The natural gas gathering and field compression facility is scheduled for completion in the first quarter.

Funds have also been budgeted to acquire additional lands and seismic data in the area.

Other Non-Core Properties, Saskatchewan and Alberta

In Saskatchewan, properties include Flaxcombe, Sandgren, Rapdan and Elmore, and in Alberta, Pica. In total, these properties comprise 3,465 net acres (8,711 gross acres) with an aggregate weighted average working interest of 40%. Of Shellbridge’s total net acreage, 96% is undeveloped.

OIL & GAS RESERVES DATA

The Statement of Reserves Data and Other Oil and Gas Information on Form 51-101F1, the Report on Reserves Data by Independent Qualified Reserves Evaluator or Auditor on Form 51- 101F2 and the Report of Management and Directors on Oil & Gas Disclosure on Form 51- 101F3, are all incorporated herein by reference and are filed and can be found on www.sedar.com.

RISK FACTORS

An investment in Shellbridge should be considered highly speculative due to the nature of Shellbridge’s business and the present stage of its development. A prospective investor should consider carefully such risk factors. An investment in securities of Shellbridge should only be made by persons who can afford a significant or total loss of their investment. The additional risk factors set out below should be carefully considered and are not necessarily in order of significance.

Competition

The natural gas and crude oil industry is highly competitive. Shellbridge experiences competition in all aspects of its business, including searching for, developing and acquiring reserves, obtaining pipeline and/or facilities processing capacity, leases, licenses and concessions, obtaining the equipment and labor needed to conduct operations, and market natural gas and oil. Its competitors include multinational energy companies, other independent natural gas and crude oil concerns and individual producers and operators. Because both natural gas and crude oil are fungible commodities, the principal form of competition with respectto product sales is price competition. Many competitors have financial and other resources substantially greater than those available to the Company and, accordingly, may be better positioned to acquire and exploit prospects, hire personnel and market production. In addition, many of the Company’s larger competitors may be better-able to respond to factors such as changes in worldwide natural gas or crude oil prices, levels of production, the cost and availability of alternative fuels or the application of government regulations. Such factors, which are beyond the Company’s control, may affect demand for its natural gas and crude oil production. Shellbridge expects a high degree of competition to continue.

Exploration and Development Risks

Exploration and development of natural gas and crude oil involves a high degree of risk that no commercial production will be obtained or that production will be insufficient to recover drillingand completion costs. The cost of drilling, completing and operating wells is sometimes uncertain, and cost overruns in exploration and development operations can adversely affect the economics of a project. Shellbridge’s drilling operations may be curtailed, delayed or cancelled as a result of numerous factors, including title problems, joint venture partner and/or operator decisions, equipment failures, weather conditions, marine accidents, fires and explosions, compliance with governmental requirements, and shortages or delays in the delivery of equipment. Furthermore, completion of a well does not ensure a recovery of drilling, completion and tie-in costs or a profit on the investment.

Replacement of Reserves

In general, the rate of production from natural gas andcrude oil properties declines as reserves are depleted. The rate of decline depends on reservoir characteristics and other factors. Except to the extent that Shellbridge acquires properties containing proved reserves or conducts successful exploration and development activities, or both, its estimated proved reserves will decline as reserves are produced. Its future natural gas andcrude oil production, and therefore cash flow from operating activities and net loss or earnings, are highly dependent upon its level of success in finding or acquiring additional economically-recoverable reserves. The business of exploring for, developing and acquiring reserves is capital intensive. To the extent cash flow from operating activities is reduced and external sources of capital become limited or unavailable, its ability to make the necessary capital investment to maintain or expand its asset base of natural gas andcrude oil reserves could be materially impaired.

Dependence on One Major Property

During the three months ended December 31, 2005, Shellbridge’s core property at Mantario East, Saskatchewan, contributed 86% of its total production. Unless it can successfully drill for or acquire economically viable reserves of natural gas and crude oil in other areas, as its production depletes the reserves at Mantario East, Shellbridge’s revenue may be materially adversely affected.

Restoration, Safety and Environmental Risk

All Shellbridge’s operations are in western Canada, specifically the western provinces of British Columbia, Saskatchewan and Alberta. Certain laws and regulations exist that require companies engaged in petroleum activities to obtain necessary safety and environmental permits to operate. Such legislation may restrict or delay it from conducting operations in certain geographical areas. Further, such laws and regulations may impose liabilities on it for remedial and clean-up costs, and personal injuries related to safety and environmental damages.

While Shellbridge believes its safety and environmental policies and practices are prudent and have enabled it to operate successfully in managing such risks to date, there can be no assurance that it will always be successful in protecting itself from the impact of all such risks.

Estimating of Reserves and Future Net Cash Flows Risk

Estimating natural gas and crude oil reserves, and future net cash flows includes numerous uncertainties, many of which may be beyond Shellbridge’s control. Such estimates are essential in its decision-making, as to whether further investment is warranted. These estimates are derived from several factors and assumptions, some of which are:

•        reservoir characteristics based on variable geological, geophysical and engineering assessments;

•        future rates of production based on historical draw-down rates;

•        future net cash flows based on commodity price/quality assumptions, production and transportation costs, taxes and investment decisions;

•        recoverable reserves based on estimated future net cash flows; and

•      compliance expectations based on assumed federal, provincial and environmental laws and regulations.

Ultimately, actual production rates, reserves recovered, commodity prices, production and transportation costs, government regulations or taxation may differ materially from those assumed in earlier reserve estimates. Higher or lower differences could materially impact its production, revenues, production and transportation costs, depreciation, depletion and amortization expense, taxes and capital expenditures.

Any reserve estimates and net present values reported by Shellbridge are based on estimated commodity prices and associated production and transportation costs that are assumed constant for the life of the reserves. Actual future prices and costs may be materially higher or lower.

Shellbridge cannot be certain that the exploratory wells it drills will be productive or that it will recover all or any portion of its investments. In order to increase the chances for exploratory success, it often invests in seismic or other geoscience data to assist it in identifying potential drilling objectives. Additionally, the cost of drilling, completing and testing exploratory wells is often uncertain at the time of its initial investment. Depending on complications encountered while drilling, the final cost of the well may significantly exceed that which Shellbridge originally estimated.

Accounting Write-Downs as a Result of GAAP

General Accepted Accounting Principles (“GAAP”) requires that management apply certain accounting policies and make certain estimates and assumptions which affect reported amounts in the financial statements of Shellbridge. The accounting policies may result in non-cash charges to net income and write-downs of net assets in the financial statements. Such non-cash charges and write-downs may be viewed unfavourably by the market and result in an inability to borrow funds and/or may result in a decline in the trading price of the Shellbridge shares.

Under GAAP, the net amounts at which petroleum and natural gas costs on a property or project basis are carried, on a balance sheet, are subject to a cost-recovery test that is based in part upon estimated future net cash flow from reserves. If a property’s carrying value exceeds the sum of future undiscounted cash flows, its value is impaired. Shellbridge will then adjust the carrying value of the property downward to equal its estimated discounted future cash flows, resulting in a corresponding charge against earnings.

Management and Key Personnel

Shellbridge’s success depends in large measure on certain key personnel. The loss of the services of such key personnel could have a material adverse affect on Shellbridge. Shellbridge does not have key person insurance in effect for management, therefore, there is a risk that the death or departure of any member of management or any key employee could have a material adverse effect on Shellbridge. The contributions of these individuals to Shellbridge’s immediate operations are likely to be of central importance. In addition, the competition for qualified personnel in the crude oil and natural gas industry is intense and there can be no assurance that Shellbridge will be able to continue to attract and retain all personnel necessary for thedevelopment and operation of Shellbridge’s business. Investors must rely upon the ability, expertise, judgment, discretion, integrity and good faith of Shellbridge’s management.

Prices, Markets and Marketing of Crude Oil and Natural Gas

Crude oil and natural gas are commodities, prices for which are determined based on world demand, supply and other factors, all of which are beyond the control of Shellbridge. World prices for crude oil and natural gas have fluctuated widely in recent years. Any material decline in prices could result in a reduction of net production revenue. Certain wells or other projects may become uneconomic as a result of a decline in world crude oil and natural gas prices, leading to a reduction in the volume of Shellbridge’s crude oil and natural gas reserves. Shellbridge might also elect not to produce from certain wells at lower prices. All of these factors could result in a material decrease in Shellbridge’s future net production revenue, causing a reduction in its crude oil and natural gas acquisition and development activities. In addition, any bank borrowings available to Shellbridge are expected to be determined in part by the borrowing base of Shellbridge. A sustained material decline in prices from historical average prices could limit Shellbridge’s borrowing base, therefore reducing the bank credit available to Shellbridge, and could require that a portion of any existing bank debt of Shellbridge be repaid.

In addition to establishing markets for its crude oil and natural gas, Shellbridge must also successfully market its crude oil and natural gas to prospective buyers. The marketability and price of crude oil and natural gas that may be acquired or discovered by Shellbridge will be affected by numerous factors beyond its control. Shellbridge will be affected by the differential between the price paid by refiners for light-quality crude oil and grades of crude oil produced by Shellbridge. The ability of Shellbridge to market its natural gas may depend upon operatorship decisions and/or its ability to acquire space on pipelines which deliver natural gas to commercial markets. Shellbridge will also likely be affected by deliverability uncertainties related to the proximity of its reserves to pipelines and processing facilities and related to operational problems with such pipelines and facilities and extensive government regulation relating to prices, taxes, royalties, land tenure, allowable production, the export of crude oil and natural gas and many other aspects of the crude oil and natural gas business. Shellbridge has limited direct experience in the marketing of crude oil and natural gas.

Availability of Equipment

Crude oil and natural gas exploration and development activities are dependent upon the availability of drilling and related equipment in the particular areas where such activities will be conducted. Demand for such limited equipment or access restrictions may affect the availabilityof such equipment to Shellbridge and may delay exploration and development activities. To the extent that Shellbridge is not the operator of its crude oil and natural gas properties, Shellbridge will be dependent upon such operators for the timing of activities related to such properties and will be largely unable to direct or control the activities of the operators.

Operating Hazards and Uninsured Risks

The oil and gas business involves a variety of operating risks, including fire, explosion, pipe failure, casing collapse, abnormally pressured formations, adverse weather conditions, governmental and political actions, premature reservoir declines, and environmental hazards such as oil spills, gas leaks and discharges of toxic gases. The occurrence of any of these events with respect to any property operated or owned (in whole or in part) by Shellbridge could have a material adverse impact on it. Shellbridge, and the operators of its properties, maintain insurance in accordance with customary industry practices and in amounts that it believes to be reasonable. However, insurance coverage is not always economically feasible and is not obtained to cover all types of operational risks. The occurrence of a significant event that is not fully insured could have a material adverse effect on its financial condition.

As Shellbridge’s reserves of natural gas and crude oil decline, its success at replacing and adding to them is highly reliant on further exploration and development. To the extent Shellbridge succeeds, its operating cash flows and other capital sources may become insufficient so as to impair its ability to re-invest capital.

Substantial Capital Requirements and Liquidity

Shellbridge anticipates that it will make substantial capital expenditures for the acquisition, exploration, development and production of crude oil and natural gas reserves in the future. If Shellbridge’s revenues or reserves decline, Shellbridge may have limited ability to expend the capital necessary to undertake or complete future drilling programs. There can be no assurance that if debt or equity financing, or if cash generated by operating activities will be available or sufficient to meet these requirements or for other corporate purposes, or if debt or equity financing is available, that it will be on terms acceptable to Shellbridge. Moreover, future activities may require Shellbridge to alter its capitalization significantly. The inability of Shellbridge to access sufficient capital for its operations could have a material adverse effect on Shellbridge’s financial condition, results of operations or prospects.

Market for Shellbridge Shares

There can be no assurance that an active market for Shellbridge shares will be sustained or enhanced after the date hereof or that holders of Shellbridge shares will be able to sell them if they desire to so do. Additionally, as at March 31, 2006, Shellbridge will not be registered with the United States Securities and Exchange Commission and Shellbridge shares will not be listed on a U.S. national securities exchange. Such circumstances will severely limit the ability of holders of Shellbridge shares resident in the United States to publicly trade, resell or otherwise transfer their Shellbridge shares by means other than the Toronto Stock Exchange (“TSX”).

Insurance

Shellbridge’s involvement in the exploration for and development of crude oil and natural gas properties may result in Shellbridge becoming subject to liability for pollution, blow-outs, property damage, personal injury or other hazards. Although Shellbridge obtains insurance in accordance with industry standards to address such risks, such insurance has limitations on liability that may not be sufficient to cover the full extent of such liabilities. In addition, such risks may not, in all circumstances be insurable or, in certain circumstances, Shellbridge may elect not to obtain insurance to deal with specific risks due to the high premiums associated with such insurance or other reasons. The payment of such uninsured liabilities would reduce the funds available to Shellbridge. The occurrence of a significant event against which Shellbridge is not fully insured, or the solvency of the insurer of such event, could have a material adverse effect on Shellbridge’s financial position, results of operations or prospects.

Issuance of Debt or Equity

From time to time, Shellbridge may enter into transactions to acquire assets of other corporations. These transactions may be financed partially or wholly with debt, which may increase Shellbridge’s debt levels above industry standards, however, Shellbridge’s bank has presently limited the extent to which the Company can incur bank debt. Such debt is not to exceed a working capital ratio of one (current assets divided by current liabilities), where any portion of its outstanding line of credit ($6.5 million as at March 17, 2006) that is undrawn and available is included in current assets. Neither Shellbridge’s articles nor its by-laws limit the amount of indebtedness that Shellbridge may incur. The level of Shellbridge’s indebtedness from time to time could impair Shellbridge’s ability to obtain additional financing in the future on a timely basis to take advantage of business opportunities that may arise.

Shellbridge’s cash flow from its reserves may be insufficient to fund its ongoing activities at all times. From time to time, Shellbridge may require additional financings in order to carry out its crude oil and natural gas acquisitions, exploration and development activities. Failure to obtain such financings on a timely basis could cause Shellbridge to forfeit its interest in certain properties, miss certain acquisition opportunities and reduce or terminate its operations. If Shellbridge’s revenues from its reserves decrease as a result of lower crude oil and natural gas prices or otherwise, it may affect Shellbridge’s ability to expend the necessary capital to replace its reserves or maintain its production. If Shellbridge’s cash flow from operating activities is insufficient to satisfy its capital expenditure requirements, there can be no assurance that additional debt or equity financing will be available to meet these requirements or available on terms acceptable to Shellbridge.

Dilution

Shellbridge may make future acquisitions or enter into financings or other transactions involving the issuance of securities of Shellbridge which may be dilutive.

Delays in Business Operations

In addition to the usual delays in payments to Shellbridge or its operators by purchasers of crude oil and natural gas, and in payments to Shelbridge by its operators, payments between these parties may be delayed due to restrictions imposed by lenders, accounting delays, delays in the sale or delivery of products, delays in the connection of wells to a gathering system, adjustments for prior periods or recoveries by the operator of expenses incurred in the operation of the properties. Any of these delays could reduce the amount of cash flow from operating activities available for the business of Shellbridge in a given period and expose Shellbridge to additional third-party credit risks.

Income Taxes

Shellbridge expects to file all required income tax returns and believes that it will be in full compliance with the provisions of the Income Tax Act (Canada) and all applicable provincial tax legislation. However, such returns are subject to reassessment by the applicable taxation authority. In the event of a successful reassessment of Shellbridge, whether by recharacterization of exploration and development expenditures or otherwise, such reassessment may have an impact on current and future taxes receivable or payable.

Seasonality

The level of activity in the Canadian crude oil and natural gas industry is influenced by seasonal weather patterns. Wet weather and spring thaw may make the ground unstable. Consequently, municipalities and provincial transportation departments enforce road bans that restrict the movement of rigs and other heavy equipment, thereby reducing activity levels. Also, certain crude oil and natural gas producing areas are located in areas that are inaccessible other than during the winter months because the ground surrounding the sites in these areas consists of swampy terrain. Seasonal factors and unexpected weather patterns may lead to declines inexploration, development and production activity and corresponding declines in the demand for the goods and services of Shellbridge.

Changes in Legislation

The return on an investment in securities of Shellbridge is subject to changes in applicable laws, treaties and government incentive programs and there can be no assurance that such laws or programs will not be changed in a manner that adversely affects Shellbridge or the holding and disposing of the securities of Shellbridge.

Reliance on Operators and Key Employees

To the extent Shellbridge is not the operator of its crude oil and natural gas properties, Shellbridge will be dependent upon such operators for the timing of activities related to such properties and will largely be unable to direct or control the activities of the operators.

Permits and Licenses

The operations of Shellbridge may require licenses and permits from various governmental authorities. There can be no assurance that Shellbridge will be able to obtain all necessarylicenses and permits that may be required to carry out exploration and development on its projects.

Title to Properties

Although title reviews will be done according to industry standards prior to the purchase of most crude oil and natural gas producing properties or the commencement of drilling wells, such reviews do not guarantee or certify that an unforeseen defect in the chain of ownership title will not arise to defeat the claim of Shellbridge which could result in a reduction of assets or revenue recorded by Shellbridge in its financial statements.

Borrowing

Shellbridge’s future lenders will be provided with security over substantially all of the assets of Shellbridge. If Shellbridge becomes unable to pay its debt-service charges or commits an event of default, such as bankruptcy, these lenders may foreclose on or sell Shellbridge’s properties.The proceeds of any such sale would be applied to satisfy amounts owed to Shellbridge’s lenders and other creditors and only the remainder, if any, would be available to Shellbridge’s shareholders.

Third-Party Credit Risk

Shellbridge is or may be exposed to third-party credit risk through its contractual arrangements with its current or future joint-venture partners, marketers of its crude oil and natural gas production, and other parties. In the event such entities fail to meet their contractual obligations to Shellbridge, such failures could have a material adverse effect on Shellbridge and its cashflow from operating activities.

Industry Conditions

The crude oil and natural gas industry is subject to extensive controls and regulations governing its operations (including land tenure, exploration, development, production, refining, transportation and marketing) imposed by legislation enacted by various levels of government and with respect to pricing and taxation of crude oil and natural gas by agreements among the governments of Canada, Saskatchewan, Alberta and British Columbia, all of which should be carefully considered by investors in the crude oil and natural gas industry. It is not expected that any of these controls or regulations will affect the operations of Shellbridge in a manner materially different than they would affect other crude oil and natural gas companies of similar size. All current legislation is a matter of public record and Shellbridge is unable to predict what additional legislation or amendments may be enacted. Outlined below are some of the principal aspects or legislation, regulations and agreements governing the crude oil and natural gas industry.

Trends - There are a number of trends in the crude oil and natural gas industry that are shaping the near future of the business. The first trend has been the continuation of crude oil and natural gas companies converting to royalty or income trusts. These conversions occur because the equity markets have generally valued trusts at higher multiples than exploration and development firms.

Efforts of trusts to replace annual production declines have resulted in continued high levels of competition for the acquisition of crude oil and natural gas properties and related assets. This increased competition has raised valuation parameters for corporate and asset acquisitions.

Natural gas prices have been somewhat volatile over the past year. With the supply and demand balance for natural gas being tight, the market has experienced volatility in pricing due to a number of factors, including weather, drilling activity, declines, storage levels, fuel switching and demand.

Crude oil prices are clearly dependent upon the world economy and the global supply-demand balance. The current environment of geopolitical unrest has increased prices well above those supported by current supply-demand balances. While pricing in the future may more accurately reflect supply-demand fundamentals, it would appear that the current tight supply environment is highly sensitive to political and terrorist risks as evidenced by the risk premium in the current price structure. The magnitude of this risk premium may change over time.

Although commodity prices are higher than historical levels, the appreciation of the Canadian dollar in 2004 and 2005 relative to its U.S. counterpart has offset a portion of the economic benefit of higher prices on Canadian crude oil and natural gas producers. The strong Canadian dollar may result in decreased revenues in Fiscal 2006 for crudeoil and natural gas producers on a per-barrel basis.

Pricing and Marketing of Crude Oil and Natural Gas - In the provinces of British Columbia, Alberta and Saskatchewan, crude oil and natural gas are generally sold at market index-based prices. These indices are generated at various sale-points depending upon the commodity and are reflective of the current value of the commodity adjusted for quality and location differentials. While these indices tend to track industry reference prices (i.e. the price of West Texas Intermediate crude oil at Cushing, Oklahoma or price of natural gas at Henry Hub, Louisiana), some variances can occur due to specific supply-demand imbalances. These differentials can change on a monthly or daily basis depending upon the supply-demand fundamentals at each location as well as other non-related changes such as the value of the Canadian dollar and the cost of transporting the commodity to the pricing point of the particular index.

The North American Free Trade Agreement - The North American Free Trade Agreement (“NAFTA”) among the governments of Canada, United States of America and Mexico became effective on January 1, 1994. NAFTA carries forward most of the material energy terms that are contained in the Canada – United States Free Trade Agreement. Canada continues to remain free to determine whether exports of energy resources to the United States or Mexico will be allowed, provided that any export restrictions do not: (i) reduce the proportion of energy resources exported relative to domestic use (based upon the proportion prevailing in the most recent 36-month period); (ii) impose an export price higher than the domestic price; or (iii) disrupt normal changes of supply. All three countries are prohibited from imposing minimum export or import price requirements.

NAFTA contemplated the reduction of Mexican restrictive trade practices in the energy sector and prohibited discriminatory border restrictions and export taxes. The agreement also contemplated clearer disciplines on regulators to ensure fair implementation of any regulatory changes and to minimize disruption of contractual arrangements, which is important for Canadian natural gas exports.

Kyoto Protocol Risk - The Kyoto Protocol treaty (Protocol) was established in 1997 to reduce emissions of greenhouse gases (GHG) that are believed to be responsible for increasing the Earth’s surface temperatures and affecting the global climate change. Canada ratified the Protocol in December 2002. Since the implementation of the Protocol, approximately 160 countries have committed to reduce GHG internationally. The Protocol was legally made effective internationally on February 16, 2005 and Canada committed to meet a 6% reduction of emissions over base-year 1990 during the period 2008 to 2012. Canadian government assurances of cost and volume limits suggest that incremental risks and liabilities attributable to addressing Protocol-related policies are manageable. While Shellbridge believes it is a low-emission producer, it is not possible to predict the impact of how Protocol-related issues will ultimately be resolved and to what extent their impact will affect its future unit operating costs and capital expenditures.

Provincial Royalties and Incentives - In addition to federal regulations, each province has legislation and regulations which govern land tenure, royalties, production rates, environmental protection and other matters. The royalty regime is a significant factor in the profitability of crude oil and natural gas production. Royalties payable on production from lands other than Crown lands are determined by negotiations between the mineral owner and the lessee, although production from such lands may be subject to certain provincial taxes and royalties. Crown royalties are determined by governmental regulation and are generally calculated as a percentage of the value of production. The rate of royalties payable generally depends in part upon prescribed reference prices, well productivity, geographical location, field discovery date and the type or quality of the petroleum product produced.

From time to time, the governments of the western Canadian provinces create incentive programs for exploration and development. Such programs often provide for royalty-rate reductions, royalty holidays and tax credits, and are generally introduced when commodity prices are low. The programs are designed to encourage exploration and development activity by improving earnings and cash flow within the industry.

Land Tenure - Crude oil and natural gas located in western Canada is owned predominantly by the respective provincial governments. Provincial governments grant rights to explore for and produce crude oil and natural gas pursuant to leases, licenses and permits for varying terms from two years to ten years and on conditions set forth in provincial legislation including requirements to perform specific work or make payments. Crude oil and natural gas located in such provinces can also be privately owned and rights to explore for and produce such crude oil and natural gas on freehold lands are granted by lease on such terms and conditions as may be negotiated.

Environmental Regulation - The crude oil and natural gas industry is subject to environmental regulations pursuant to a variety of international conventions and Canadian federal, provincial and municipal laws, regulations, and guidelines. Such regulations provide for restrictions and prohibitions on the release or emission of various substances produced in association with certain crude oil and natural gas industry operations. In addition, such regulation requires that well and facility sites be abandoned and reclaimed to the satisfaction of provincial authorities. Compliance with such regulations can require significant expenditures and a breach of such requirements may result in suspension or revocation of necessary licenses and authorizations, civil liability for pollution damage and the imposition of material fines and penalties.

DESCRIPTION OF SHARE CAPITAL

The following is a summary of the rights, privileges, restrictions and conditions attaching to the common shares without nominal or par value (the “Common Shares”) and the preferred shares without nominal or par value (the “Preferred Shares”) in the capital of Shellbridge.

Common Shares

Shellbridge is authorized to issue an unlimited number of Common Shares without nominal or par value. Holders of Shellbridge Common Shares are entitled to one vote per Common Share at meetings of shareholders of Shellbridge, to receive dividends if, as and when declared by the Board of Directors of the Company out of the assets of the Company properly applicable to the payment of dividends in such amounts and payable in such manner as the Board of Directors may from time to time determine. In the event of a liquidation, dissolution or winding up of the Company or other distribution of Company assets among its shareholders for the purpose of winding up its affairs, the holders of the Common Shares may be entitled to participate in the distribution, if any.

As at the date hereof, there are a total of 29,087,612 Common Shares issued and outstanding.

Preferred Shares

Shellbridge is authorized to issue an unlimited number of Preferred Shares without nominal or par value. The Preferred Shares may at any time and from time to time be issued in one or more series. The Board of Directors of the Company may from time to time before the issue of any series of Preferred Shares, fix the number of Preferred Shares in, and determine the designation, rights, privileges, restrictions and conditions attached to each series of Preferred Shares. The Preferred Shares shall be entitled to priority over the Common Shares and all other shares ranking junior to the Preferred Shares with respect to the payment of dividends and the distribution of assets of the Company in the event of any liquidation, dissolution or winding up of the Company or other distribution of Company assets among its shareholders for the purpose of winding up its affairs. No Preferred Shares of Shellbridge are presently issued and outstanding.

MATTERS RELATING TO SHELLBRIDGE COMMON SHARES

Market for Common Shares

The Common Shares are listed and posted for trading on the Toronto Stock Exchange under trading symbol “SHB”: The following table sets forth the market price ranges and the aggregate volume of trading of the Common Shares on the Toronto Stock Exchange for the periods indicated.

Market Price and Trading Volume of Common Shares (TSX)

Period	High	Low	Close	Volume
2005	($)	($)	($)	(Common Shares)
October (1)	1.85	1.30	1.35	825,333
November	1.43	1.10	1.20	765,018
December	1.65	1.15	1.42	2,501,471

(1) The Common Shares commenced trading on the Toronto Stock Exchange on October 5, 2005.

Prior Sales

On October 3, 2005, 3,333,333 Common Shares at a price of $1.20 per share were issued for gross proceeds of $4.0 million, half of which was flow-through.

Escrowed Shares

Shellbridge does not have any shares held in escrow.

Dividends

Shellbridge has not declared or paid any dividends since its incorporation and does not foresee the declaration or payment of dividends in the near future. Any decision to pay dividends will be made by the Board of Directors on the basis of Shellbridge’s earnings, financial requirements and other conditions existing at such future time.

DIRECTORS AND OFFICERS

Information concerning the directors and officers, as furnished by those individuals, is as set out in the following table:

			Number of
			Common Shares
	Principal Occupation or	Service	Beneficially
	Employment and	with	Owned, Directly
Name, Municipality of	Occupation During the	Shellbridge	or Indirectly, or
Residence and Position	Past 5 Years	Since	Controlled(4)

WAYNE J. BABCOCK	President and Chief	July 16,	1,475,691
President, Chief Executive	Executive Officer.	2005
Officer and Director	President, CEO and
Vancouver, British Columbia	Director of Dynamic Oil &
	Gas, Inc. from 1979 to
	2005; Director of Redcorp
	Ventures Ltd.

DONALD K. UMBACH	Vice-President and Chief	July 16,	761,338
Vice-President, Chief	Operating Officer. Vice-	2005
Operating Officer and Director,	President and COO and
Surrey, British Columbia	Director of Dynamic Oil &
	Gas, Inc. from 1990 to
	2005.

DAVID J. JENNINGS(1)(2)	Barrister and Solicitor,	Sept. 30,	70,000
Director	Irwin, White & Jennings	2005
North Vancouver, British	(1999 to present); Director
Columbia	of Dynamic Oil & Gas,
	Inc. from 1999 to 2005.

JOHN A. GREIG(1)(2)(3)	Geologist. Currently a	Sept. 30,	328,577
Director	Director of: Eurozinc	2005
Delta, British Columbia	Mining Corp.; Diamondex
	Resources Ltd.;
	Blackstone Ventures Inc.;
	and Director of Dynamic
	Oil & Gas, Inc. from 1990
	to 2005.

WILLIAM B.	Retired Geophysicist and	Sept. 30,	100,000
THOMPSON(1))(2)(3)	Geoscientist Consultant	2005
Director	(2001 to 2002); Director of
Kelowna, British Columbia	Dynamic Oil & Gas, Inc.
	from 2002 – 2005.

MICHAEL A. BARDELL	Chief Financial Officer.	Sept. 19,	351,174
Chief Financial Officer	Chief Financial Officer	2005
Surrey, British Columbia	and Corporate Secretary
	of Dynamic Oil & Gas,
	Inc. from 1999 to 2005.

SHARON L. HOWATT	Corporate Secretary.	Sept. 19,	5,000
Corporate Secretary	Assistant Corporate	2005
Delta, British Columbia	Secretary of Dynamic Oil
	& Gas, Inc. from March
	2004 – Sept. 2005; legal
	assistant and corporate
	officer for various public
	companies from 1996 to
	2004.

(1)	The Company is required to have an Audit Committee, of which these persons are members.
(2)	The Company has a Corporate Governance and Compensation Committee. These persons are members of both of these committees.
(3)	The Company has an Audit Reserves Committee, of which these persons are members.
(4)

Shares beneficially owned, directly or indirectly, or over which control or direction is exercised, as at March 22, 2006, based upon information furnished to the Company by individual directors and officers. Unless otherwise indicated, such shares are held directly.

The term of each director of the Board expires at the next annual general meeting of shareholders of the Company. The next annual meeting of the Company is scheduled to beheld on May 18, 2006.

As at March 22, 2006, the directors and executive officers of the Company, as a group, beneficially, owned, directly or indirectly, 3,091,780 Common Shares or approximately 10.6% of the issued and outstanding Common Shares and beneficially held stock options to acquire a further 1,450,000 Common Shares. The information as to securities beneficially owned, not being within the knowledge of the Company, has been furnished by the respective individuals.

AUDIT COMMITTEE

Audit Committee Charter

The Company has established an Audit Committee to assist the Board of Directors in carrying out its oversight responsibilities with respect to financial reporting, internal controls and the external audit process of the Company. The responsibilities and duties of the Audit Committee are set out in the Committee’s charter text which is set forth in Schedule “A” to this Annual Information Form.

Composition of Audit Committee

The following table sets forth the name of each member of the Audit Committee, whether such member is independent, whether such member is financially literate and the relevant education and experience of such member. In 2005, the Audit Committee met once.

Financially
Name	Independent	Literate	Relevant Education and Experience
John A. Greig	Yes	Yes	Mr. Greig, Professional Geologist, has obtained significant experience and exposure to accounting and financial issues in his role as a director and audit committee member of several public companies.
David J. Jennings	Yes	Yes

Mr. Jennings is a lawyer in private practice with the firm of Irwin, White & Jennings. Mr. Jennings has also obtained significant exposure to accounting and financial issues in his role as a director of Dynamic Oil & Gas, Inc. as well as other private and public companies.

William B. Thompson	Yes	Yes

Mr. Thompson, Professional Geophysicist, has obtained significant experience and exposure to accounting and financial issues in his role as a director and audit committee member of Dynamic Oil & Gas, Inc.

The Board of Directors believes that the composition of the Audit Committee reflects a high level of financial literacy and expertise. Each member of the Audit Committee has been determined by the Board to be “independent” and “financially literate” as such terms are defined under Canadian securities laws. The Board has made these determinations based on the education and breadth and depth of experience of each member of the Committee.

External Auditor Service Fees

Ernst & Young LLP did not bill any fees during the period from July 7, 2005 (date of incorporation) to December 31, 2005.

LEGAL PROCEEDINGS

While Shellbridge is not the subject of any claims and is not pursuing any of its own claims against third parties, the Company is not aware of any material legal proceedings against it nor are any such proceedings known by Shellbridge to be contemplated.

INTEREST OF MANAGEMENT AND OTHERS IN MATERIAL TRANSACTIONS

Except as disclosed herein, none of the directors or officers of Shellbridge and no associate or affiliate of any of them, has or has had any material interest in any transaction or any proposed transaction which materially affects Shellbridge or any of its affiliates.

There are no known potential conflicts of interest to which the directors and officers of Shellbridge will be subject in connection with the operations of Shellbridge.

AUDITORS, AND REGISTRAR AND TRANSFER AGENT

The auditors of Shellbridge are Ernst & Young LLP of 700 West Georgia Street, P.O. Box 10101, Vancouver, British Columbia, V7Y 1C7.

The registrar and transfer agent for the Common Shares is CIBC Mellon Trust Company at its principal office in Vancouver, British Columbia.

MATERIAL CONTRACTS

The material contracts entered into by Shellbridge since incorporation, other than contracts in the ordinary course of business are as follows:

•      The Arrangement Agreement;

•      The Oil and Gas Asset Purchase Agreement; and

•      Shellbridge’s Stock Option Plan.

INTERESTS OF EXPERTS

Reserve estimates contained in this Annual Information Form have been prepared by Sproule Associates Limited. As of the date hereof, the directors, officers and associates of Sproule Associates Limited, respectively, do not hold any registered or beneficial interest, directly or indirectly, in the securities of the Company. Ernst & Young LLP is independent in accordance with the Rules of Professional Conduct as outlined by the Institute of Chartered Accountants of British Columbia.

ADDITIONAL INFORMATION

Additional information relating to Shellbridge may be found on SEDAR at www.sedar.com or at the Company’s website at www.shellbridge.ca. Further information including certain directors and officers remuneration and indebtedness, principal holders of Shellbridge’s securities and securities authorized for issuance under equity compensation plans is contained in the Information Circular of the Company for the Company’s most recent annual general meeting of shareholders and additional financial information is provided in the Company’s Financial Statements and Management’s Discussion and Analysis reporting on its financial position as at December 31, 2005 and its first three months of operations ending December 31, 2005.

Any request for documents referred to above should be made to the Corporate Secretary, Shellbridge Oil & Gas, Inc., Suite 230 – 10991 Shellbridge Way, Richmond, B.C., V6X 3C6.

SCHEDULE “A”

SHELLBRIDGE OIL & GAS, INC.

(the “Corporation”)

AUDIT COMMITTEE CHARTER

PURPOSE

The purpose of this Charter is to outline the role of the Audit Committee (the “Committee”) and the responsibilities assigned to it by the Board of Directors (the “Board”) of the Corporation. The main function of the Committee is to assist the Board in fulfilling its oversight responsibilities with respect to the accounting and financial reporting processes of the Corporation and reviewing the financial information to be provided to the Corporation’s stockholders and others.

The Committee shall have the power to conduct or authorize investigations into any matters within the Committee’s scope of responsibilities. In connection with such investigations or otherwise in the course of fulfilling its responsibilities under this Charter, the Committee shall have the authority to retain special legal, accounting or other consultants or advisors to advise it, and to authorize the payment of the fees and expenses of such consultants or advisors, andmay request any officer or employee of the Corporation, its outside legal counsel or outside auditor to attend a meeting of the Committee or to meet with any members of, or consultants or advisors to, the Committee. The Committee shall also have the authority to direct the funding by the Corporation of ordinary administrative expenses of the Committee that are necessary or appropriate in carrying out its duties. The Committee shall have unrestricted access to personnel and information, and any resources necessary to carry out its responsibilities. In this regard, the Committee may direct internal audit personnel to particular areas of examination.

The Corporation’s external auditor shall be accountable to the Committee and the Board, and the Committee shall have the authority and responsibility to select, oversee, approve the compensation of, and, where appropriate, replace the external auditor. In the course of fulfilling its specific responsibilities hereunder, the Committee shall strive to maintain open avenues of communication between the Corporation’s external auditor and the Board.

Although the Committee shall have the responsibilities and powers set forth in this Charter, it shall not be the duty of the Committee to plan or conduct audits or to determine whether the Corporation’s financial statements are complete, accurate, or in accordance with generally accepted accounting principles. These are the responsibilities of management and the external auditor. Nor shall it be the duty of the Committee to conduct investigations or to assure compliance with laws and regulations or the Corporation’s own policies.

The specific responsibilities of the Committee are summarized below.

COMPOSITION

The Committee shall consist of not less than three Directors as determined and appointed by the Board, all of whom shall qualify as independent Directors as determined in accordance with applicable securities laws and stock exchange or quotation system rules (collectively, the“Regulatory Requirements”). Generally, each member of the Committee must be free from any relationship that would interfere with the exercise of his or her independent judgment.

Committee members shall not simultaneously serve on the audit committees of more than two other public companies, unless the Board determines that such simultaneous service will not impair the ability of the relevant members to effectively serve on the Committee.

Any member may be removed or replaced at any time by the Board and shall, in any event, cease to be a member of the Committee upon ceasing to be a member of the Board. Where a vacancy occurs at any time in the membership of the Committee, it may be filled by the Board at any regular or special meeting.

The Board shall appoint a Chair of the Committee. If the Chair of the Committee is not present at any meeting of the Committee, one of the other members of the Committee present at the meeting shall be chosen to preside by a majority of the members of the Committee present at such meeting.

MEETINGS

The Committee shall meet at least quarterly on such dates and at such times and places as determined by the Chair of the Committee. The Chair or any other member of the Committee may call additional meetings as required or appropriate. The Committee shall have the right to determine who shall, and who shall not, be present at any time during a meeting of the Committee. The Committee shall also meet separately from time to time with the Corporation’s management, internal auditors and external auditors.

The Board shall be kept informed of the Committee’s activities by a report from the Chair of the Committee following each Committee meeting.

RESPONSIBILITIES OF THE COMMITTEE

General Duty of Members

The duties and responsibilities of a member of the Committee are in addition to those duties set out for a member of the Board.

Responsibilities

Financial Statements and Other Financial Disclosure

1.             Discuss and review with management and the external auditors the Corporation’s annual audited financial statements, notes to the financial statements, annual Management Discussion and Analysis (“MD&A”) and other related documents prior to their filing ordistribution, including consideration of:

(a)           Accounting principles, practices and significant management estimates and judgments.

(b)           The external auditors’ audit examination of the financial statements and their audit report.

(c)           Policies and practices with respect to off-balance sheet transactions and trading and hedging activities.

2.             Discuss and review with management and the external auditors any significant changes required in the external auditors’ audit plan, any material issues or disputes encountered by the external auditors during the course of the audit and any other matters related to the conduct of the audit.

3.             Based on discussions with management and the external auditors, review and formally recommend approval by the Board of the Corporation’s annual audited financial statements,MD&A and other significant financial disclosure contained in the Corporation’s Form 20-F (AIF) and annual Information Circular.

4.             Review and discuss with management and the external auditors the Corporation’s quarterly unaudited financial statements, MD&A and other related documents.

5.             Review and discuss with management other financial filings and disclosure, including press releases and earnings guidance contained in any filings with the securities regulators or news releases or materials provided to analysts or rating agencies.

External Auditors

6.             Subject to applicable Regulatory Requirements and rights of shareholders, assume direct responsibility for the appointment, compensation, retention and oversight of the work of the external auditors (including the resolution of disagreements between management and the auditors regarding financial reporting) for the purpose of preparing or issuing an audit report or performing any other audit, review or attest or permitted non-audit services for the Corporation. The external auditors shall report directly to the Committee.

7.             Review and approve the services to be provided by the external auditors, whether audit or non-audit, (including the fees and terms thereof) prior to the commencement of such services (with the exception of de minimus non-audit services described under applicable Regulatory Requirements which are approved by the Committee prior to the completion of the audit).

8.             Identify categories of non-audit services that the external auditors must not provide to the Corporation.

9.             Review and evaluate the external auditors’ engagement letter and estimated and final compensation for audit and non-audit services.

10.           Meet regularly with the external auditors (independent of management), either at the request of the external auditors or on the Committee’s own initiative, to consider matters that the external auditors believe should be discussed privately with the Committee.

11.           Review and discuss with the external auditors:

(a)           Critical accounting policies and practices followed by the Corporation.

(b)           All alternative treatments within generally accepted accounting principles that have been discussed with management, including the ramifications of each alternative disclosure and treatment, and the treatment preferred by the external auditors.

(c)           Other material written communications between the external auditors and management.

12.           Consider and review with the external auditors and management:

(a)           Significant findings during the year and management’s responses thereto.

(b)           Difficulties encountered in the course of audits, including any restrictions on the scope of their work or access to required information.

(c)           Any disagreements between the external auditors and management during the course of the audit, including any restrictions on the scope of their work or access torequired information.

(d)           Proposed changes in accounting standards, policies or practices and the impact of such changes on the Corporation’s financial reporting practices.

(e)           Planned changes in the external auditors’ audit plan.

(f)            The mandate and performance of management responsible for the internal audit.

(g)           Significant risks or exposures identified by management or the external auditors and assess the steps management has taken to minimize such risks to the Corporation.

13.           Review and discuss with the external auditors all relationships that the external auditors and their affiliates have with the Corporation and its affiliates in order to assess the external auditors’ independence, including, without limitation, (i) ensuring the receipt of and reviewing a written statement from the external auditors describing all relationships that may reasonably be thought to bear on the independence of the external auditors, (ii) discussing any disclosed relationships or services that the external auditors believe may affect the objectivity and independence of the external auditors, and (iii) recommending that the Board take appropriate action in response to such review to satisfy itself of the external auditors’ independence.

14.           Review and approve the Corporation’s hiring policies regarding partners, employees and former partners and employees of the Corporation’s current and former external auditors.

Internal Control Over Financial Reporting

15.           Review with management management’s report on the effectiveness of the Corporation’s system of internal control for identifying and managing principal business risks.

16.           Meet on a periodic basis separately with the members of management responsible for internal audit.

17.           Review with the external auditors the external auditors’ report or attestation regarding the Corporation’s internal control over financial reporting.

18.           Review any extraordinary or unusual transactions or payments which come to the attention of the Committee, including related party transactions between the Corporation and any officers, directors or affiliates of any officers or directors, which transactions shall be subject to Committee approval.

19.           Review annually the amounts and types of expenses of the Corporation’s executive officers and including their use of corporate assets the results of the external auditors’ review of such expenses.

20.           Establish procedures for the receipt and treatment of complaints regarding accounting, internal accounting controls or auditing matters, including a procedure for the confidential and anonymous submission of complaints and concerns by employees of the Corporation regarding questionable accounting or auditing matters as required under applicable Regulatory Requirements.

Other Matters

21.           Review any legal or regulatory matters, including correspondence with regulators and governmental agencies, that may have a material impact on the Corporation’s financial statements or other financial disclosure.

22.           Conduct an annual review and assessment of the adequacy of this Charter and the functioning of the Committee and, if necessary, make recommendations to the Board as to proposed changes to this Charter.

The Committee may, in its sole discretion, delegate all or a portion of its responsibilities to a subcommittee made up of members of the Committee.

As at January 25, 2006.